Exhibit 99.1

NEWS RELEASE

For more information:

Media – Sheree Olson

(920) 429-4186

Investors – John Pindred

(920) 429-7039

SHOPKO ANNOUNCES RESIGNATION OF JEFFREY GIRARD

GREEN BAY, WIS. (August 3, 2004)  ShopKo Stores, Inc. (NYSE: SKO) today announced the resignation of Jeffrey C. Girard as the company’s vice chairman, finance and administration and as a member of its board of directors, effective August 1, 2004. “I was happy to help two years ago by accepting an executive position with the company.  However, I am confident that the administrative and financial staffs are well led and it is time for me to consider new business challenges, corporate boards and volunteer activities,” said Girard.

Girard will continue on special assignment with the company through March 15, 2005, to assist with the transition of his responsibilities.  Jack Eugster, non-executive chairman of the board of directors of ShopKo, said, “We are grateful to Jeff for his service as an officer of the company over the last two and a half years and for his long service as a board member.  We wish him the best, and thank Jeff for his many contributions to the company.”

ShopKo president and CEO Sam Duncan said, “I want to add my thanks to Jeff as well.  Under Jeff’s direction, we have assembled a financial and administrative team that will continue to be a strong complement to our merchandising and operational teams.  With Jeff’s assistance in the transition, we do not foresee the need to name a new vice chairman.”

ShopKo Stores, Inc. is a customer-driven retailer of quality goods and services in two distinct market environments.  Headquartered in Green Bay, Wis., the company operates 357 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest regions.  One hundred forty multi-department ShopKo stores are located in mid-sized to larger cities and 217 convenient one-stop Pamida stores provide Hometown Value to customers in smaller communities of rural America.  ShopKo Stores Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results.  Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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